Exhibit 99

   For Release:  Immediate

   UNITED STATES CELLULAR REPORTS A 63% INCREASE IN CUSTOMERS AND
    A 102% INCREASE IN OPERATING CASH FLOW;  OPERATIONS AND GAINS
     PRODUCE NET INCOME OF $.29 PER SHARE FOR THE FIRST QUARTER


   April 18, 1995, Chicago, Illinois -- United States Cellular Corporation (AMEX symbol "USM") reported continuing rapid growth in service revenues, operating cash flow and net income for the first quarter of 1995. Customer units increased 63% from a year earlier, leading to a 52% increase in service revenues during the quarter. Operating cash flow climbed 102%, totaling $27.8 million for the quarter. USM produced its fourth consecutive quarter of positive operating income before minority share, generating $8.1 million in 1995 compared to an operating loss of $1.0 million in the previous year. Net income for the quarter totaled $23.6 million, or $.29 per share, compared to a net loss of $1.8 million, or $.02 per share, in 1994. Included in USM's 1995 net income were gains on the sales of cellular interests, net of related income taxes, totaling $17.2 million, or $.21 per share. Excluding the effect of these gains, USM produced net income of $6.4 million during the quarter, or $.08 per share.


                  Financial Highlights
               Three Months Ended March 31

    (Unaudited)                                 %
    (Dollars in Millions)    1995     1994     Change
                          -------   ------
    Service Revenues      $  96.4   $ 63.4        52%

    Operating Cash Flow      27.8     13.7       102%

    Operating Income (Loss)
    before Minority Share     8.1     (1.0)       N/M

    Investment Income         9.7      5.2        87%

    Gain on Sale of Cellular
    Interests                18.5       --        N/M

    Income before Interest
    and Taxes                34.5      3.1        N/M

    Interest Expense          7.7      4.0        93%

    Net Income (Loss)     $  23.6   $ (1.8)       N/M

   N/M:  Percent change not meaningful.



   "Our first quarter results continue to show the benefits of our clustering strategy," noted H. Donald Nelson, the Company's President and Chief Executive Officer. "Customer additions, revenues, operating income and operating cash flow all increased substantially over 1994. Additionally, we are continuing to acquire, exchange and dispose of markets to strengthen our clusters. We are progressing toward our 1995 goals while focusing our efforts on improving long-term customer satisfaction."

   FIRST QUARTER RESULTS
   ---------------------
   Service revenues totaled $96.4 million for the three months ended March 31, 1995, a 52% increase over the $63.4 million reported for 1994. Growth in the number of customer units and strong inbound roaming revenue were the driving factors behind this improvement. The customer base in USM's 135 majority-owned and managed markets ("consolidated markets") totaled 478,000 customer units at March 31, 1995, a 63% increase over the 294,000 total of twelve months earlier. Excluding acquisitions, USM's distribution channels added 43,000 new customer units during the first quarter, a 59% increase over the 27,000 net new customer units added during the same quarter in 1994. Acquisitions and divestitures netted an additional 14,000 customer units in the first quarter of 1995 compared to 6,000 during the first quarter of 1994. Inbound roaming revenue increased 50% to $29.6 million for the quarter.

   Average monthly service revenue per customer unit totaled $71 during the first quarter of 1995, down from $76 for the same period in 1994 and from the $78 generated in the fourth quarter of 1994. This decline reflects both seasonal usage patterns and USM's larger customer base. Local revenue from USM's customer units averaged $43 during the first quarter of 1995 compared to $46 in the same quarter of 1994, while inbound, or keeper, roaming revenue per customer unit averaged $22 in the most recent quarter compared to $24 in 1994. These decreases were expected and were outweighed by the effect of the increase in customer units.

   Total operating expenses, excluding depreciation and amortization, increased 37% to $72.0 million in the first quarter of 1995 from $52.5 million in 1994. Marketing expenses, including losses on equipment sales, rose 45%, or $8.6 million, due to a 59% increase in net customer activations. The cost to add a net customer unit in 1995 decreased 9% to $646 from $711 in 1994. The Company's churn rate was 2.1% in the first quarter of 1995, down from 2.3% in the same quarter last year and from 2.4% in the fourth quarter of 1994.

   Rapid revenue growth, coupled with continued cost efficiencies, drove a $14.0 million, or 102%, increase in operating cash flow compared to the first quarter of 1994. Operating cash flow margin improved to 29% in 1995 from 22% in 1994. Cash flow, including operating cash flow and $1.8 million of cash flow from minority cellular investments, increased 61% to $29.6 million. Depreciation and amortization increased 34% to $19.7 million due to a 14% increase in license costs and a 54% rise in average fixed asset balances since the first quarter of 1994. The Company's network consisted of 841 cell sites serving 135 consolidated markets at March 31, 1995, compared to 566 cell sites serving 120 such markets at March 31, 1994.

   Operating income before minority share totaled $8.1 million in the most recent quarter compared to a loss of $1.0 million in the same period of 1994. Investment income increased 87% to $9.7 million, mostly as a result of an increase in investment income from markets managed by others which USM accounts for using the equity method. Interest expense increased $3.7 million, or 93%, as average debt balances increased 40% from the first quarter of 1994 and as interest rates increased.
   USM recorded pretax gains totaling $18.5 million on the sales of its interests in three markets during the quarter. One market was 100%-owned and managed and USM had investment interests in the other two markets.

   The Company generated net income of $23.6 million in the first quarter of 1995, or $.29 per share, compared to a net loss of $1.8 million, or $.02 per share, in 1994. Excluding the net-of-tax effect of the gains on the sales of cellular interests, net income was $6.4 million, an $8.2 million increase from 1994. Weighted Average Common and Series A Common Shares outstanding increased 9% from the first quarter of 1994 to the same period in 1995 primarily as a result of the issuance of Common Shares as consideration for completed acquisitions.

   ACQUISITIONS
   ------------
   In addition to its exceptional operating growth, USM increased its opportunities for future growth during the first quarter of 1995. USM signed agreements to exchange markets with another cellular operator, to acquire outright three additional markets and to divest two other markets. Pursuant to the exchange, expected to be completed during the third quarter of 1995, USM will receive 100% interests in four new markets in exchange for 100% interests in four markets USM currently owns. Additionally, USM agreed to sell its controlling interest in one market and, in connection with certain litigation related to a second market, agreed to divest its noncontrolling interest in that market. The markets the Company will receive, both from the exchange and from the outright acquisitions, will make significant additions to its current operational clusters. The markets to be divested are not strategic to the development of the Company's clusters.


    (Unaudited, in Millions)        Debt Equity(1  Shares(2)
    ----------------------------------------------------------
    Outstanding at March 31, 1995
      Common Shares(3)                  $    48.8    48.8
      Series A Common Shares                 33.0    33.0
      Preferred Stock(4)                      9.6
      Additional Paid-in Capital          1,174.8
      Debt                       $314.8
                                 ----------------------------
    Total Outstanding at
      March 31, 1995              314.8   1,266.2    81.8
                                 ----------------------------
    Estimated Common Shares
     issuable for completed
     acquisitions                            11.6     0.6(3)
    Estimated debt payable and
     Common Shares to be issued
     for pending acquisitions      15.5      35.8     1.1(3)
    Common Shares issuable upon
     redemption of Preferred
     Stock                                            1.2(4)
                                ------------------------------
    March 31, 1995 totals
     adjusted for anticipated
     acquisition-related
     transactions                $330.3  $1,313.6    84.7(3)
                                =============================
   (1)  Does not include retained deficit.
   (2) The information in the table above and these footnotes assumes the issuance of USM shares in all instances in which USM has the choice to issue USM shares, TDS shares or cash.
   (3) Assuming USM shares are issued in all instances in which USM has the choice to issue USM shares, TDS shares or cash, the aggregate 2.9 million Common Shares committed for issuance in future years are scheduled to be issued as follows: approximately 1.5 million shares in 1995 and 1.4 million shares in 1996. Assuming all such shares are issued for acquisitions and redemption of preferred stock, TDS will own approximately 80.0% of USM's common stock.
   (4) USM Preferred Stock is convertible into approximately 600,000 USM Common Shares. Additionally, certain TDS Preferred Shares are convertible into approximately 600,000 USM Common Shares.

   The effects of the Company's acquisition program on its capital structure are summarized in the above table. The Company had a total of 81.8 million shares of common stock outstanding as of March 31, 1995, and has commitments to issue up to an additional 2.9 million Common Shares in the future. These commitments include approximately 600,000 shares issuable for completed acquisitions, 1.1 million shares to be issued for pending acquisitions and 1.2 million shares to be issued to redeem USM and Telephone and Data Systems, Inc. ("TDS") preferred stock currently outstanding. The Company also had $315 million in total debt at March 31, 1995, including $185 million under its Revolving Credit Agreement with TDS.

   Headquartered in Chicago, USM manages and invests in cellular systems throughout the United States. As of March 31, 1995, USM owned or had rights to acquire interests representing 25.2 million population equivalents in 210 markets. At that date, USM managed operational systems serving 147 markets.

   Today, at 2:00 p.m. Central Daylight Time, TDS, USM and American Paging, Inc. will hold a joint news conference by phone to discuss first quarter 1995 results of operations.
   The news conference is available by calling (800) 275-3210. For further information, please contact Kenneth R. Meyers, Vice President and Chief Financial Officer, at (312) 399-8900.

                          UNITED STATES CELLULAR CORPORATION
                                 FINANCIAL HIGHLIGHTS
                                     (Unaudited)

                         Three Months Ended            Increase (Decrease)
                        3/31/95      3/31/94          Amount       Percent
                       --------     --------         -------       -------
                        (Dollars in thousands, except per share amounts)
   Operating Revenues
     Service Revenues  $ 96,400     $ 63,361         $33,039        52.1%
     Equipment Sales      3,348        2,872             476        16.6%
                       --------     --------          -------
                         99,748       66,233          33,515        50.6%
                       --------     --------          -------

   Operating Expenses (excluding depreciation
    and amortization)
     System operations   13,202        9,730           3,472        35.7%
     Marketing and
      selling            19,922       14,054           5,868        41.8%
     Cost of
      equipment sold     11,199        8,009           3,190        39.8%
     General and
      administrative     27,667       20,726           6,941        33.5%
                       --------      -------          -------
                         71,990       52,519          19,471        37.1%
                       --------      -------          -------

   Operating Cash Flow   27,758       13,714          14,044       102.4%
                       --------      -------          -------

     Depreciation        12,264        8,622           3,642        42.2%
     Amortization of
      intangibles         7,430        6,096           1,334        21.9%
                       --------      -------         -------
                         19,694       14,718           4,976        33.8%
                       --------      -------         -------

   Operating Income (Loss) Before
    Minority Share        8,064      (1,004)           9,068          N/M
     Minority Share of
      Operating Income   (1,888)     (1,118)            (770)       (68.8%)
                       --------     -------          -------
   Operating Income
    (Loss)                6,176      (2,122)           8,298          N/M
                       --------     -------          -------
   Investment Income,
     Net of License Cost
     Amortization         9,485       4,947           4,538        91.7%
   Gain on Sale of Cellular
    Interests            18,517         ---          18,517          N/M
   Other Income             322         315               7         2.3%
                       --------     -------         -------
   Income Before Interest and
    Income Taxes         34,500        3,140          31,360          N/M
                       --------      -------         -------
   Interest Expense       7,705        3,991           3,714        93.1%
   Income Tax Expense     3,197          979           2,218          N/M
                       --------     -------          -------
   Net Income (Loss)   $ 23,598     $(1,830)         $25,428          N/M
                       ========     =======          =======
   Weighted Average Common and
    Series A Common
    Shares (000s)        82,131       75,140           6,991         9.3%

   Earnings Per Common and
    Series A Common
    Share              $    .29     $  (.02)         $   .31          N/M
                       ========     =======          =======

   N/M:  Percent change not meaningful.

                         UNITED STATES CELLULAR CORPORATION
                               SUMMARY OPERATING DATA
                                                Quarter Ended
                                 Mar. 31,    Dec. 31,   Sept. 30,   June 30,   Mar. 31,
                                   1995        1994       1994        1994       1994
                                 --------    --------   ---------   --------   --------

 Total population equivalents
  (owned and acquirable, in
  thousands)                        25,245      25,201     24,534     24,673     23,977
 Majority-Owned, Managed
  and Consolidated
  Markets:
    Population equivalents
      owned                         20,471      19,784     19,372     19,183     18,794
    Total population (000s)         22,061      21,314     20,531     20,344     19,927
    Customers                      478,000     421,000    364,000    331,000    294,000
    Market penetration               2.17%       1.98%      1.77%      1.63%      1.48%
    Markets in operation               135         130        124        123        120
    Cell sites in service              841         790        686        610        566
    Average monthly
      revenue per customer             $71         $78        $83        $82        $76
    Churn rate per month              2.1%        2.4%       2.2%       2.1%       2.3%
    Marketing cost per
      net customer addition           $646        $651       $698       $629       $711

                                                   9
